UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2010

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4 (c))

Item 1.01 Entry into a Material Definitive Agreement

We have signed an agreement dated January 29, 2010, pursuant to which we have agreed to assign our interest in our Chilean project in exchange for a return of all of the money that we have invested in this project to date and relief from all currently outstanding and future obligations in respect of the project. This agreement and the assignment of our interest in this project are subject to approval by the Ministry of Energy in Chile. If the Ministry of Energy in Chile approves our agreement and the assignment of our interest in the Tranquilo blocks, the partners involved on a go-forward basis will be Pluspetrol Chile S.A. (as to a 25% interest), Wintershall Chile Limitada (as to a 25% interest), International Finance Corporation of the World Bank (as to a 12.5% interest), Methanex Chile S.A. (as to a 12.5% interest) and GeoPark Magallanes Limitada (as to a 25% interest).

Item 3.02 Unregistered Sales of Equity Securities

The disclosure under Item 5.02 of this current report on Form 8-K is responsive to this item and is hereby incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2010, our Board of Directors approved changes to the terms of our employment of Yaroslav Bandurak, our Chief Technical Officer. These changes are the result of our having been advised by Mr. Bandurak that, on a going forward basis, he intends to spend part of his time exploring for, developing or otherwise having an interest in non-petroleum resources in Mongolia. Our Board has confirmed that Mr. Bandurak may do so provided that he continues to spend 50% or more of his time working for our company and that he accepts a 50% reduction of the salary that we pay him. Mr. Bandurak’s salary would accordingly be reduced from $8,000 per month to $4,000 per month.

On February 24, 2010, we re-priced an aggregate of 4,350,000 stock options originally granted to three of our directors and/or officers on May 2, 2007 from an original exercise price of $4.00 to $0.70. We also re-priced 400,000 stock options granted to one of our directors and officers on June 25, 2007 from an original exercise price of $5.50 to $0.70.

On February 24, 2010, we granted stock options to a director of one of our subsidiaries to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.70 per share for a term expiring February 22, 2015. The options vest in 12 quarterly instalments, subject to proration to account for any partial calendar quarter at the beginning of the vesting period, with the first instalment to vest on the first day of the first full calendar quarter after the date of the optionee’s stock option agreement, and with each subsequent instalment to vest on the first day of each calendar quarter thereafter. The grant is subject to the execution of stock option agreements by the optionees and the terms of our 2008 stock option plan.

All of the optionees are non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933), and we issued all of these options in offshore transactions relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Effective March 1, 2010, we agreed to salary decreases for, among others, our Chief Executive Officer and our Chief Financial Officer. These salary decreases result from the sale of our Albanian project to Petromanas Energy Inc. in exchange for cash and shares of Petromanas Energy Inc. and reflect our agreement that these two officers will spend some of their time working for our company and some of their time working for Petromanas Energy Inc. The new salaries are as follows:

Name and Position with our Company	New Salary, Effective March 1, 2010
Erik Herlyn, Chief Executive Officer	$17,232
Ari Muljana, Chief Financial Officer	$52,093

Item 8.01 Other Events

Further to our announcement of February 24, 2010 that we had sold our subsidiary, Manas Adriatic GmbH, to Petromanas Energy Inc., we are now pleased to report that the proceeds from repayment of the $8,500,000 debt owed by Manas Adriatic GmbH to DWM Petroleum AG (our wholly-owned subsidiary) has been used by our company to repay all of our debt securities prior to maturity

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Ari Muljana
Ari Muljana
Chief Financial Officer
Dated: March 9, 2010